Exhibit 99.1
SXC HEALTH SOLUTIONS ANNOUNCES THIRD
QUARTER FINANCIAL RESULTS
Lisle, Illinois, November 4, 2010 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three-month and nine-month periods ended September 30, 2010. Financial references are in U.S. dollars unless otherwise indicated.
Q3 2010 Highlights
•	Revenue grew $106.4 million, or 28% on a year over year basis to $489.9 million, compared to $383.5 million in Q3 2009
•	Gross profit grew $5.2 million, or 11% on a year over year basis to $52.9 million, compared to $47.7 million in Q3 2009
•	Adjusted EBITDA[1] was $30.4 million, representing 58% of gross profit in the quarter compared to $24.3 million in Q3 2009, which represented 51% of gross profit
•	Net income increased $5.0 million, or 44% on a year over year basis to $16.2 million, compared to $11.2 million, in Q3 2009
•	Non-GAAP adjusted earnings per share[1] (diluted) was $0.27, which excludes certain transaction-related amortization, compared to $0.23 in Q3 2009
•	Cash from operations increased $8.2 million in the quarter to $26.1 million, compared to $17.9 million in Q3 2009
•	Adjusted prescription claim volume[1] for the PBM segment was 11.9 million, compared to 9.9 million in Q3 2009
•	Transaction processing volume for the HCIT segment was 100.7 million, compared to 92.0 million in Q3 2009
•	Mail order penetration was 12%, compared to 9.5% in Q3 2009
•	Awarded a $720 million three-year PBM contract from a large U.S. east coast health plan with an April 2011 launch.
•	Successfully converted another HCIT client to PBM services in the quarter
•	Executed a two-for-one stock split
•	Ranked 6th in Fortune magazine’s Top 100 Fastest-Growing Companies
•	Won the URAC Best Practices Award in Health Care Consumer Empowerment and Protection Awards competition for a collaboration between informedRx® and EMPLOYERS Occupational Health, a specialty provider of workers’ compensation insurance
“We are just now completing the most successful selling season in our history, which began with the HealthSpring announcement earlier this year, and culminated with the three-year $720 million PBM contract for a large U.S. east coast health plan that we announced last month,” said Mark Thierer, President and CEO of SXC. “We expect to go live with approximately 1.1 million new lives in 2011 under our PBM service offering. These wins clearly demonstrate the attractive nature of our customized and flexible pharmacy management solutions across each of our target markets.”

Financial Review
SXC evaluates segment performance based on revenue and gross profit. A reconciliation of the Company’s PBM and HCIT business segments to the consolidated financial statements for the three-month and nine-month periods ended September 30, 2010 and 2009 is as follows:
Three months ended September 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2010	2009	2010	2009	2010	2009
Revenue	$463,042	$357,473	$26,880	$26,056	$489,922	$383,529
Cost of revenue	423,773	321,234	13,285	14,615	437,058	335,849

Gross profit	$39,269	$36,239	$13,595	$11,441	$52,864	$47,680
Gross profit %	8.5%	10.1%	50.6%	43.9%	10.8%	12.4%
Nine months ended September 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2010	2009	2010	2009	2010	2009
Revenue	$1,341,839	$919,158	$79,677	$76,160	$1,421,516	$995,318
Cost of revenue	1,225,620	819,608	39,064	41,634	1,264,684	861,242

Gross profit	$116,219	$99,550	$40,613	$34,526	$156,832	$134,076
Gross profit %	8.7%	10.8%	51.0%	45.3%	11.0%	13.5%
Revenue
Q3 2010 PBM revenue was $463.0 million, compared to $357.5 million for Q3 2009. 2010 PBM revenue for the year-to-date (YTD) period was $1,341.8 million, compared to $919.2 million in the prior period. The increase in revenue is primarily due to new customer starts as of January 1, 2010 in addition to an increase in PBM services sold to several HCIT customers during 2010 and the end of 2009. Due to the additional type of services provided, these customers moved from the HCIT segment to the PBM segment.
Q3 2010 HCIT revenue was $26.9 million, compared to $26.1 million for Q3 2009. Q3 revenues included non-recurring revenues of $1.5 million principally due to the completion of a license project that was accepted by the client during the current period. 2010 HCIT revenue was $79.7 million for the YTD period, compared to $76.2 million in the prior period.
Gross Profit
Gross profit for Q3 2010 increased $5.2 million to $52.9 million, compared to $47.7 million in Q3 2009. 2010 gross profit increased $22.8 million for the YTD period to $156.8 million, compared to $134.1 million in the prior period. The year-over-year increase in gross profit during the Q3 and YTD periods, was primarily due to increased margins earned from incremental PBM revenues, a $3.0 million performance award in the HCIT segment earned in Q2 2010 and $1.5 million license project completed in Q3 2010. Gross margin as a percentage of revenue was 10.8% for Q3 2010, compared to 12.4% in the prior period. The lower percentage is due to an increase in PBM revenues which carry a lower margin percentage as compared to HCIT revenues.

Product Development Costs
Product development costs for Q3 2010 were $3.1 million, compared to $2.8 million for Q3 2009. Product development costs for the YTD period were $9.2 million, compared to $9.0 million in the prior period. Product development remains a key priority for SXC as the Company seeks to develop enhancements to existing products and launch new offerings.
Selling, General and Administration (“SG&A”) Costs
SG&A costs for Q3 2010 were $21.6 million, compared to $22.2 million in Q3 2009. SG&A costs for the YTD period were $64.4 million, compared to $64.9 million in the prior period. The Company is focused on controlling costs and it was able to decrease SG&A costs on a year-over-year basis.
Adjusted EBITDA1
Q3 2010 adjusted EBITDA increased $6.1 million to $30.4 million, compared to $24.3 million in Q3 2009. In the quarter, adjusted EBITDA included the non-recurring $1.5 million in the HCIT segment. Adjusted EBITDA for the YTD period was $89.6 million, compared to $64.3 million in the prior period. The year-over-year growth in adjusted EBITDA was due primarily to new contract wins, HCIT to PBM customer conversions, as well as improved purchasing efficiencies on prescription drugs.
Income Taxes
The Company recognized income tax expense of $8.4 million in Q3 2010, representing an effective tax rate of 34.3%, compared to an income tax expense of $6.8 million in Q3 2009, representing an effective tax rate of 37.8%. Income tax expense for the YTD period was $23.9 million, representing an effective tax rate of 33.2%, compared to an income tax expense of $14.9 million in the prior period, resulting in an effective tax rate of 32.5%. The change in the effective tax rate between Q3 2010 and the same period in 2009 is primarily due to the Company outperforming its initial 2009 income estimates, which resulted in the Company increasing its rate during Q3 2009 to arrive at the updated expected full year 2009 effective tax rate.
Net Income
Net income increased $5.0 million to $16.2 million in Q3 2010, or $0.26 per share (fully-diluted), compared to $11.2 million, or $0.21 per share (fully-diluted) in Q3 2009. Net income for the YTD period was $48.1 million, or $0.77 per share (fully-diluted), compared to net income in the prior period of $30.9 million, or $0.61 per share (fully-diluted). Included in net income for YTD periods of 2010 and 2009 were intangible asset amortization of $5.9 million and $7.5 million, respectively.

Cash from Operations
SXC continues to generate strong cash from operations. For Q3 2010, the Company generated an increase of $8.2 million to $26.1 million of cash from operations, compared to $17.9 million during Q3 2009. For the YTD period, SXC generated cash from operations of $62.9 million, compared to $49.6 million in the prior period.
At September 30, 2010 and December 31, 2009, SXC had cash and cash equivalents totalling $379.1 million and $304.4 million, respectively.
2010 Full Year Financial Guidance
With today’s announcement, SXC is raising certain components of its 2010 full year financial targets:
•	Revenue of $1.9 to $2.0 billion, remains unchanged
•	Gross profit of $207 to $210 million versus prior estimate of $202 to $210 million
•	Adjusted EBITDA of $117 to $119 million versus prior estimate of $115 to $117 million
•	Fully-diluted GAAP EPS (including all transaction-related amortization) of $1.00 to $1.02, versus prior estimate of $0.98 to $1.00
•	Fully-diluted Non-GAAP adjusted EPS[1] (excluding certain transaction-related amortization) of $1.06 to $1.08, versus prior estimate of $1.04 to $1.06
Notice of Conference Call
SXC will host a conference call on Thursday, November 4, 2010 at 8:30 a.m. ET to discuss its financial results. Mark Thierer, President and CEO, and Jeff Park, EVP and CFO will co-chair the call. All interested parties can join the call by dialing 1-888-231-8191 or 647-427-7450. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, November 11, 2010 at midnight. To access the archived conference call, please dial 1-800-642-1687 or 416-849-0833 and enter the reservation code 15628918 followed by the number sign.
A live audio webcast of the conference call will be available at www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.
1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC’s management also evaluates and makes operating decisions using various other measures. Two such measures are adjusted Earnings Per Share (“EPS”) and adjusted EBITDA, which are non-GAAP financial measures. SXC’s management believes that these measures provide useful supplemental information regarding the performance of SXC’s business operations.

Adjusted EPS is a non-GAAP measure which takes EPS and adds back the impact of amortization expense related to the acquisition of NMHC completed in Q2 2008, net of tax. Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes certain acquisition-related amortization expense from non-GAAP adjusted EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the period presented as well as future periods and should also note that such expense will recur in future periods. The 2010 guidance of adjusted EPS was computed by taking the Company’s GAAP EPS guidance and adding back the expected impact of certain acquisition-related amortization expense, net of tax.
Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization and stock-based compensation. Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is not a cash expense.
The 2010 full year guidance of adjusted EBITDA was computed by taking the Company’s earnings before estimated interest, taxes, depreciation and amortization as well as estimated stock compensation expense of $6.0 million. Adjusted EPS was computed by taking the Company’s GAAP EPS (fully-diluted) guidance and adding back the expected impact of acquisition related amortization expense totaling $4.0 million (net of income taxes estimated at a 33.5% rate).
Adjusted prescription volume equals SXC’s Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.
Management believes that adjusted EPS, adjusted EBITDA and adjusted prescription volume provide useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company’s core operating results. Note however, that these items are performance measures only, and do not provide any measure of the Company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted EPS and adjusted EBITDA.

Adjusted EPS and adjusted EBITDA do not have standardized meanings prescribed by GAAP. The Company’s method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of adjusted EBITDA to net income and adjusted net income to net income is shown below (in thousands, except per share data):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Adjusted EBITDA	$30,442	$24,311	$89,617	$64,299

Amortization of Intangible Assets	(1,942)	(2,239)	(5,915)	(7,478)

Depreciation of Property & Equipment	(2,077)	(2,037)	(6,312)	(5,981)

Stock-Based Compensation	(1,646)	(1,046)	(4,527)	(2,477)

Other (Expense) Income, net	(42)	20	(300)	62

Net Interest Expense	(132)	(987)	(519)	(2,676)

Income Tax (Expense)	(8,427)	(6,813)	(23,931)	(14,881)

Net Income	$16,176	$11,209	$48,113	$30,868

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Non-GAAP Adjusted EPS
Net Income	$16,176	$11,209	$48,113	$30,868

Amortization of NMHC Intangibles (Net of Taxes)	984	1,044	3,002	3,985

Adjusted Net-Income	$17,160	$12,253	$51,115	$34,853

Adjusted EPS (diluted)	$0.27	$0.23	$0.82	$0.69
About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefit management services and healthcare information technology solutions to the healthcare benefits management industry. As the industry’s “Technology-Enabled PBM”™, SXC’s product offerings and solutions combine a wide range of advanced PBM services, software applications, application service provider processing services, and professional services to help healthcare organizations reduce the cost of prescription drugs and deliver better healthcare to their members. SXC serves many of the largest organizations in the pharmaceutical supply chain, such as health plans; employers; Federal, provincial, and state governments; institutional pharmacies; pharmacy benefit managers; and retail pharmacy chains. SXC is headquartered in Lisle, Illinois with multiple locations in North America. Learn more at www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management’s expectations or estimates of our future performance, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2009 Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.
Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.
For more information, please contact:

Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations — Canada	Investor Relations — U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	S.A. Noonan Communications
Tel: (630) 577-3100	(416) 815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands, except share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$379,061	$304,370
Restricted cash	14,331	14,169
Short term investments	—	4,639
Accounts receivable, net of allowance for doubtful accounts of $3,485 (2009 - $2,871)	110,519	97,330
Rebates receivable	38,089	17,630
Prepaid expenses and other assets	5,833	4,828
Inventory	7,931	7,106
Deferred income taxes	6,651	9,875

Total current assets	562,415	459,947

Property and equipment, net of accumulated depreciation of $33,732 (2009 - $27,421)	17,601	19,880

Goodwill	141,787	141,787
Other intangible assets, net of accumulated amortization of $29,746 (2009 - $23,831)	31,659	37,574
Deferred income taxes	846	1,641
Other assets	252	1,251

Total assets	$754,560	$662,080

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$9,625	$9,916
Customer deposits	15,324	14,832
Salaries and wages payable	11,763	12,349
Accrued liabilities	22,692	30,786
Pharmacy benefit management rebates payable	63,783	46,606
Pharmacy benefit claim payments payable	80,829	61,669
Deferred revenue	9,622	7,304

Total current liabilities	213,638	183,462

Deferred income taxes	13,211	13,597
Deferred lease inducements	2,392	2,748
Deferred rent	1,328	1,337
Other liabilities	1,745	2,442

Total liabilities	232,314	203,586

Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 60,853,906 shares issued and outstanding at September 30, 2010 (December 31, 2009 - 60,114,562 shares)	370,947	361,530
Additional paid-in capital	21,374	15,153
Retained earnings	129,925	81,812
Accumulated other comprehensive loss	—	(1)

Total shareholders’ equity	522,246	458,494

Total liabilities and shareholders’ equity	$754,560	$662,080

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenue:
PBM	$463,042	$357,473	$1,341,839	$919,158
HCIT	26,880	26,056	79,677	76,160

Total revenue	489,922	383,529	1,421,516	995,318

Cost of revenue:
PBM	423,773	321,234	1,225,620	819,608
HCIT	13,285	14,615	39,064	41,634

Total cost of revenue	437,058	335,849	1,264,684	861,242

Gross profit	52,864	47,680	156,832	134,076

Expenses:
Product development costs	3,075	2,833	9,169	9,024
Selling, general and administrative	21,607	22,153	64,402	64,857
Depreciation of property and equipment	1,463	1,467	4,482	4,354
Amortization of intangible assets	1,942	2,238	5,916	7,478

	28,087	28,691	83,969	85,713

Operating income	24,777	18,989	72,863	48,363

Interest income	(199)	(101)	(524)	(572)
Interest expense	331	1,088	1,043	3,248

Net interest expense	132	987	519	2,676

Other expense (income), net	42	(20)	300	(62)

Income before income taxes	24,603	18,022	72,044	45,749
Income tax expense (benefit):
Current	8,837	9,215	21,575	15,818
Deferred	(410)	(2,402)	2,356	(937)

	8,427	6,813	23,931	14,881

Net income	$16,176	$11,209	$48,113	$30,868

Earnings per share:
Basic	$0.27	$0.22	$0.79	$0.63
Diluted	$0.26	$0.21	$0.77	$0.61

Weighted average number of shares used in computing earnings per share:
Basic	60,820,197	50,223,526	60,569,027	49,302,586
Diluted	62,929,186	52,218,404	62,558,202	50,636,698

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$16,176	$11,209	$48,113	$30,868
Items not involving cash:
Stock-based compensation	1,646	1,046	4,527	2,477
Depreciation of property and equipment	2,077	2,037	6,312	5,981
Amortization of intangible assets	1,942	2,239	5,915	7,478
Deferred lease inducements and rent	(127)	(115)	(365)	(484)
Deferred income taxes	(410)	(2,402)	2,356	(937)
Tax benefit on option exercises	(482)	(1,341)	(6,071)	(3,447)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(6,561)	(9,070)	(13,185)	(9,444)
Rebates receivable	(3,158)	1,935	(20,459)	9,009
Restricted cash	(10)	1,702	(162)	65
Prepaid expenses and other assets	221	862	(1,350)	(302)
Inventory	297	(915)	(825)	(318)
Income tax recoverable	582	2,967	7,692	5,205
Accounts payable	1,397	(2,466)	(288)	(2,382)
Accrued liabilities	1,320	2,441	(9,376)	(3,575)
Pharmacy benefit claim payments payable	7,914	9,868	19,160	402
Pharmacy benefit management rebates payable	4,213	(2,026)	17,177	7,504
Deferred revenue	(916)	(63)	2,191	409
Customer deposits	(48)	(94)	492	678
Other	—	98	1,020	406

Net cash provided by operating activities	26,073	17,912	62,874	49,593

Cash flows from investing activities:
Purchases of property and equipment	(507)	(865)	(4,033)	(6,611)
Sales of short term investments	—	—	6,828	—
Purchases of short term investments	—	—	(2,208)	—
Acquisitions, net of cash acquired	—	—	—	(2,176)

Net cash (used) provided by investing activities	(507)	(865)	587	(8,787)

Cash flows from financing activities:
Proceeds from exercise of options	313	1,569	5,040	5,917
Tax benefit on stock-based compensation plans	483	1,341	6,071	3,447
Proceeds from public offering, net of issuance costs	—	204,107	—	204,107
Repayment of long-term debt	—	(1,200)	—	(2,520)

Net cash provided by financing activities	796	205,817	11,111	210,951

Effect of foreign exchange on cash balances	75	24	119	50

Increase in cash and cash equivalents	26,437	222,888	74,691	251,807

Cash and cash equivalents, beginning of period	352,624	96,634	304,370	67,715

Cash and cash equivalents, end of period	$379,061	$319,522	$379,061	$319,522